Pursuant to Sub-Item 77H, section (b) of Form N-SAR,
Texas Capital Value Funds has had a change in control as a result of a buyout of the advisor First Austin
Capital Management, Inc. Guy D. Coffelt willingly sold his 50% interest in the Advisor to his son, Mark A Coffelt, president of the Advisor and owner of the remaining 50%.
The terms of the new Investment Advisory and Administrative
Contract are exactly the same, except for the dates, as the old. The shareholders approved the new contract and a copy is attached in EX-2 of this complete form N-SAR.